Exhibit 10.10

Navitrak Engineering

Employment Agreement Term Sheet

Name of Employee: Adam Wolinski, PhD

Position/Title: Director of Technical Innovation

Duties: See Job Description

Reporting Structure: Reports to President

Term: 3 years

Compensation:

•	Salary: initially $105,000 CAD, to be reviewed annually by the Compensation Committee of the Board of Directors for possible upward adjustment.
•	Options:
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100,000 options shall be granted to you upon the execution of the employment agreement. The options shall be bound by the terms of the 2004 Stock Option Plan. These options shall have an exercise price of $0.50 CAD/share and have the maximum term allowable under the 2004 Stock Option Plan. The options shall vest 25% immediately upon execution of the employment agreement, 25% on the 6 month anniversary of the date of the employment agreement, 25% on the 1st anniversary of the date of the employment agreement and 25% on the 18 month anniversary of the date of the employment agreement.

•

Bonus: $15,000 CAD minimum guaranteed to be paid in the final pay period of 2004. For any year thereafter, any bonus shall be at the absolute discretion of the Compensation Committee of the Board of Directors.

•	Perquisites and Expenses:
•	Automobile. $350 CAD/month
•	Travel: Pay all reasonable travel and meal expenses.
•	Remote Office Equipment and Expenses: Pay all reasonable purchases of remote office equipment and expenses, including telephone, internet expenses.
•	Continuing Education: Pay all reasonable educational courses and expenses.
•	Benefits:
•	Medical: Equal to current benefits provided.
•	Disability: Short Term and Long Term Disability benefits equal to current benefits provided.
•	Insurance: Equal to current benefits provided.

•	Vacation: 4 weeks

Termination: If terminated, entitled to 9 months’ salary, bonus (based on the average of bonus payment made in the previous 2 years) and such benefits (both long and short term) as are required under applicable law. All options shall vest immediately upon cessation of employment, for any reason whatsoever, except cause; provided, however, that all such vested options shall expire 90 days after the date of cessation of employment as per the terms of the 2004 Stock Option Plan.

Non-Compete:

•	Geographic Scope: Canada and the United States
•	Period of Non-Compete: 1 year from cessation of employment.
•	The Non Compete is valid post-closing of the asset purchase agreement by Blackstone and is contingent upon the payments being made as outlined in this term sheet.
•	Excluded businesses include military contractors and sub contractors, electro optic sensor companies and systems integrators who are engaged in businesses similar to which Navitrak is pursuing today.
•	The Non Complete is assignable by Navitrak Engineering.

Offer made by

/s/ Joel Strickland

Joel Strickland

President

I acknowledge and agree to the above terms of employment as of the date hereof: Feb. 18, 2004

/s/ Adam Wolinski
Adam Wolinski